Exhibit 3.1(a)

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
PROGRAMMER'S PARADISE, INC.

Programmer's Paradise, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

FIRST: The name of the corporation is Programmer's Paradise, Inc.

SECOND: The Restated Certificate of Incorporation is hereby amended by deleting Article 1 in its entirety and substituting in lieu thereof the following new Article 1:

"1. Name. The Name of the Corporation is Wayside Technology Group, Inc. (hereinafter referred to as the "Corporation")."

THIRD: That the aforesaid amendment was duly adopted by the shareholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by the undersigned this 8th day of August, 2006.

By:	/s/ Kevin T. Scull
	Name:	Kevin T. Scull
	Title:	Vice President of Finance